Exhibit 99.1
Liberty Global Reports Q3 2021 Results

Strong demand for connectivity driving sustained volume growth, added 266k1 aggregate broadband and postpaid mobile subscribers in Q3
New FMC portfolios launched in the UK and Switzerland; integration and synergy plans in both markets progressing well
Network strategies steadily advancing with over 80% of fixed footprint actively marketing 1 Gbps broadband, new network plans announced in Belgium and Ireland
Upgrading FY'21 Full Company2 Adjusted Free Cash Flow guidance
On track for full-year share repurchases of $1.4 billion

Denver, Colorado: November 3, 2021
Liberty Global plc today announced its Q3 2021 financial results. Effective with the release of our third quarter earnings we have stopped using the term Operating Free Cash Flow ("OFCF") and now use the term "Adjusted EBITDA less P&E Additions". As we define the term, Adjusted EBITDA less P&E Additions has the same meaning as OFCF had previously, and therefore does not impact any previously reported amounts.
CEO Mike Fries stated, “Q3 marked the first full quarter of operations for all four of our converged national champions, as we continue demonstrating strong commercial momentum across the group. Operationally, we added 266,0001 aggregate broadband and postpaid mobile subscribers during the quarter driven by continued execution of our convergence strategies. In the UK and Switzerland, we remain on track with our integration and synergy plans, while recently introducing new FMC portfolios at both Virgin Media O2 and Sunrise UPC. Virgin Media O2's VOLT campaign builds on its rapidly growing gigabit-ready footprint and 5G coverage across the UK. In Switzerland, our new Sunrise We bundles allow customers to benefit from the best broadband connectivity in the market and a completely new Sunrise TV service.

During the quarter we continued advancing our network development strategies in all of our operations. In the UK, Virgin Media O2 increased its 1Gbps footprint by 75% to reach nearly 13 million UK homes, while FTTP upgrade pilots are underway as part of its plan to deploy a full fiber overlay across the entire HFC network by 2028. Meanwhile in Belgium, Telenet recently announced the intention to create a new, self-funding NetCo with utility company Fluvius that will own the “data network of the future” in Flanders. And in Ireland, we are announcing plans today to upgrade our fixed HFC network with a low-cost FTTH overlay during the next three years - a project requiring less than €100 million of new equity.

We also continued making solid progress in terms of our Ventures investments and running our levered equity strategy for value creation. We reached a definitive agreement to sell UPC Poland for a total enterprise value of PLN 7.0 billion ($1.8 billion3). The sale price represents a multiple of approximately 9x UPC Poland’s estimated 2021 Adjusted EBITDA4(i), and nearly 20x its estimated 2021 Adjusted EBITDA less P&E Additions5. Net cash proceeds to Liberty Global are expected to be ~$600 million and the transaction is expected to close in H1’22.

Our Ventures portfolio, valued at $3.1 billion6, is becoming too big to ignore with focused investment strategies around technology, content and infrastructure – in markets and services directly adjacent to our core FMC operations. In Q3 we formed a joint venture with DigitalBridge called AtlasEdge to serve the growing European demand for scalable data center capacity that brings applications and content closer to the edge. We continue to benefit from some of our early-stage venture capital deals as well, such as Plume which operates one of the largest Software Defined Networks (SDN) in the world, offering an AI-driven, cloud-based platform for managing the customer experience on home and small business WiFi networks. Plume recently announced the closing of a $300 million Series F round that raised the company's disclosed valuation to $2.6 billion, adding significant value to our ownership stake.

At the consolidated level, we are increasing our full-year guidance for Full Company Adjusted Free Cash Flow(ii) to $1.45 billion, representing 36% YoY growth. This is supported by Virgin Media O2's distributions guidance to shareholders of at least £300 million for FY'21 and VodafoneZiggo has refined its FY'21 shareholder distributions target to a minimum of €600 million(iii). Liberty Global’s balance sheet remains in great shape with $4.3 billion(iv) of cash (pro forma for ~$600 million of net cash proceeds expected from the sale of UPC Poland) and $5.9 billion of total liquidity7 (pro forma for UPC Poland), and we continue to be aggressive buyers of our stock, having repurchased ~$1.1 billion through the end of October against our full-year repurchase commitment of $1.4 billion. And we look forward to executing on the commitment to repurchase 10% of our shares outstanding in both 2022 and 2023."

(i)A quantitative reconciliation to earnings (loss) for the estimated 2021 Adjusted EBITDA of UPC Poland cannot be provided without unreasonable efforts as we do not forecast certain non-cash charges including depreciation and amortization and impairment, restructuring and other operating items included in operating income. The items we do not forecast may vary significantly from period to period.
(ii)Adjusted Free Cash Flow is a non-GAAP measure, see the Glossary for definitions. Quantitative reconciliations to cash flow from operating activities for our Adjusted FCF guidance cannot be provided without unreasonable efforts as we do not forecast specific changes in working capital that impact cash flows from operating activities. The items we do not forecast may vary significantly from period to period. Absolute full-year U.S. dollar guidance figures are based on FX rates of EUR/USD 1.23, GBP/USD 1.36 and CHF/USD 1.12.
(iii)VodafoneZiggo shareholder distributions reflect 2021 YTD cash generated in excess of our $123.0 million 2021 YTD funding of the shareholder loans.
(iv)Including amounts held under separately managed accounts (SMAs).

Q3 Operating Company Highlights

(Consolidated)

“Sunrise We” fully converged bundles launched; Sunrise UPC performing well in competitive market

Operating highlights: Sunrise UPC continues to execute its strategic plan towards becoming a national converged champion. Continued sales momentum on fixed combined with stable low churn resulted in 5,000 broadband additions in Q3. Demand for mobile postpaid remains strong with 43,000 net adds across all brands due in part to a relief in COVID travel restrictions. With the expanded Sunrise We portfolio, Sunrise customers are now benefiting for the first time from the combined Sunrise UPC network, our new TV platform and more attractive converged bundles for residential and business customers.

Financial highlights: Reported revenue was $830.2 million in Q3 2021, flat on a rebased8 basis YoY primarily due to the net effect of (i) higher mobile revenue driven by an increase in subscribers, (ii) lower revenue from handset sales and (iii) a decrease in fixed subscription revenue due to lower voice and video revenues. Swiss reported Adjusted EBITDA was $330.8 million in Q3 2021. On a rebased basis, Adjusted EBITDA increased 3.3%, including $3 million of costs to capture9. Adjusted EBITDA less P&E Additions was $195.9 million in Q3 on a reported basis. On a rebased basis, Adjusted EBITDA less P&E Additions increased 13.1% YoY, including the adverse impact of $27 million of costs to capture.

Telenet (Consolidated)

Solid operational and financial results in Q3 2021

Operating highlights: Commercial traction continued in Q3 2021, including a strong uptake of net new FMC customers driven by Telenet's new "ONE(Up)" bundles. Telenet entered into a non-binding term sheet with Fluvius with the aim of evolving their joint fixed network infrastructure in Flanders to “the data network of the future”. To this end, Telenet and Fluvius will create together a new self-funding independent infrastructure company (“NetCo”) that will run an open access network, contributing both existing HFC and fiber assets as well as developing new build fiber assets in the future. NetCo is expected to enjoy a high network utilization rate from the start driven by Telenet’s existing customer relationships and the incremental traffic generated by wholesale partners. It is intended to be a multiparty partnership, and will be open to further partnering with strategic and/or financial parties. Telenet also commenced a strategic review of its telecommunications tower business to potentially enhance shareholder value.

Financial highlights: Reported and rebased revenue increased 1.2% and 0.4%, respectively, YoY to $755.4 million in Q3 driven by (i) an increase in wholesale revenue due to higher data usage, (ii) higher broadband revenue driven by customer growth and (iii) higher broadcasting revenue. Reported and rebased Adjusted EBITDA increased 0.5% and decreased 0.4%, respectively, YoY to $369.1 million in Q3, reflecting a difficult comparison against the same period last year and seasonality in some of our operating expenses. Reported and rebased Adjusted EBITDA less P&E Additions decreased 3.4% and 4.2%, respectively, to $235.8 million in Q3.

(Non-consolidated Joint Venture)

Virgin Media O2 challenges the market as it launches first joint bundles, expands gigabit footprint and drives revenue growth

Operating highlights: First converged product, VOLT, went live in the market just four months after company formed. Contract mobile net adds were 108,000 in Q3. Q3 broadband net adds were 42,000 reflecting the continued demand for faster broadband speeds, with a sixth consecutive quarter of growth in both Project Lightning areas and the existing footprint. The average speed across the company’s broadband base was 202Mbps at the end of Q3, fully 4x the national average of 50Mbps. The company’s gigabit footprint now reaches 12.8 million premises and is on track to provide network-wide coverage of its 1.1Gbps speeds by the end of 2021. Supported thousands of businesses through the pandemic with SOHO customer base up 38% YoY.

Financial highlights (in US GAAP): Revenue increased 0.8% YoY on an FX neutral pro forma basis10 to $3,614.0 million in Q3, primarily driven by an increase in handset revenue fueled by increased upgrade activity following new hardware launches from Samsung and Apple, offset by lower service revenue due to the continued impact of a change in the distribution channel mix. Adjusted EBITDA decreased 0.4% YoY on an FX neutral pro forma basis to $1,180.3 million, including $15 million of opex costs to capture, primarily due to a change in the revenue mix and increased investment in future growth drivers of digitalization, product development, and increased sales and marketing expenses ahead of the peak

Q4 trading period as well as higher programming costs. Adjusted EBITDA less P&E Additions decreased 14.3% YoY on an FX neutral pro forma basis to $507.8 million in Q3, including $28 million of opex and capex costs to capture, while investing in capital projects to deliver future growth.

For more information regarding Virgin Media O2 including full IFRS disclosures, please visit their investor relations page to access the JV's Q3 earnings release.

(Non-consolidated Joint Venture)

Sustained Financial Momentum; Full Year Guidance Updated

Operating highlights: Added 67,000 mobile postpaid subscribers, bringing the YTD total to 183,000 net additions. Added 9,000 converged households, driving improvements in Net Promoter Scores (NPS) and churn. VodafoneZiggo plans to deploy ~1 million SmartWiFi Plume pods across its customer base by year end in order to optimize their connectivity experience. Over 60% of connected households are now upgraded to 1 Gbps internet speeds, including over 1 million customers in the third quarter.

Financial highlights: Revenue grew 3.4% on a reported basis and 1.8% on a rebased basis YoY to $1,206.1 million, marking the tenth consecutive quarter of top-line growth, primarily driven by an increase in mobile customers, roaming and visitor recovery, and fixed ARPU growth. Reported and rebased Adjusted EBITDA increased 3.4% and 2.4%, respectively, YoY to $578.1 million, primarily driven by the aforementioned strong revenue growth. Adjusted EBITDA less P&E Additions increased 10.8% on a reported basis and 9.1% on a rebased basis YoY to $383.5 million, driven by lower property and equipment spend and Adjusted EBITDA growth. 2021 shareholder distribution guidance updated to over €600 million.

Q3 Ventures/ESG Highlights

Ventures

Our Ventures portfolio is becoming an increasingly important part of our overall value creation strategy as we continue to invest in businesses that have products or services we can use as a customer or as we create opportunities in adjacencies that leverage our existing infrastructure. These investments are strategic, aligned to our business and have the potential to create incremental liquidity and value for us over the long run.

Our AtlasEdge joint venture with DigitalBridge, a leading global investment firm dedicated to digital infrastructure, closed during Q3. AtlasEdge will deliver connectivity services through an extensive network of facilities located close to consumer and enterprise end users at the “edge” of the network. The company aims to serve the growing demand from cloud providers, streaming services and enterprises for high-performance, scalable and secure facilities through which they can distribute low-latency applications and services such as 5G, gaming, IOT and edge computing.

Plume recently announced that it closed $300 million in a new round of minority equity investment led by SoftBank Vision Fund 2, adding significant value to our ownership stake. This financing brought the company’s disclosed valuation to $2.6 billion, and will drive continued research and development, sales and marketing, partnerships, and acquisitions. According to Plume, in the last two quarters since its prior funding round, the company added more than 13 million new households for a total of 35+ million locations globally, over 350 million new managed devices to its global cloud platform, and acquired more than 60 new Communications Service Provider (CSP) customers.

Environmental, Social and Governance (ESG)

Liberty Global continues its commitment to enhancing sustainability and energy efficiency, with a focus on energy use, carbon emissions and management of electronic waste. Today, we are committing to Net Zero targets across Scopes 1 and 2, meaning we will eliminate the greenhouse gases we produce both directly and indirectly across our business by 2030. Further, we are in the final stages of our analysis and alignment planning to include Scope 3 within our Net Zero commitment, removing indirect emissions produced across our entire value chain. We anticipate we will confirm this ambition mid-2022.

Over the last year, our sustainability efforts have positioned us a leader within our industry. Liberty Global is a founding member of the European Green Digital Coalition, announced earlier this year. We were among the first 500 companies worldwide to develop approved Science-based Targets to reduce carbon emissions in alignment with the 2015 Paris Agreement, and our environmental initiatives and focus on carbon emissions garnered an A- score by the Carbon Disclosure Project (CDP).

Additionally, Diversity, Equity and Inclusion (DE&I) continues to be a focus for us, reinforcing an inclusive work environment, where our people know their voices are heard, valued, respected and everyone feels they belong. During the quarter, we announced our new Chief DE&I Officer, Soraya Loerts, who will help steer and deliver our DE&I agenda and vision, co-created by our dedicated DE&I Council. In its second year, the Council’s agenda is accelerating across its priorities of Gender, LGBTQIA+, Ability, Race and Ethnicity, and Multigenerational inclusivity and representation in the workplace.

Liberty Global Consolidated Q3 Highlights
•Q3 revenue decreased 33.2% YoY on a reported basis and increased 0.7% on a rebased basis to $1,901.4 million
•Q3 earnings (loss) from continuing operations increased 132.0% YoY on a reported basis to $315.6 million
•Q3 Adjusted EBITDA decreased 34.8% YoY on a reported basis and increased 1.0% on a rebased basis to $758.5 million
•Q3 property & equipment additions were 19.1% of revenue, as compared to 22.1% in Q3 2020
•Balance sheet with $5.3 billion of total liquidity
◦Comprised of $0.8 billion of cash, $2.9 billion of investments held under SMAs and $1.6 billion of unused borrowing capacity11
•Fully-swapped borrowing cost of 3.5% on a debt balance of $15.2 billion for the Full Company

Liberty Global (continuing operations)	Q3 2021	Q3 2020	YoY Change (reported)	YoY Change (rebased)	YTD 2021	YoY Change (reported)	YoY Change (rebased)

Customers
Organic customer additions (losses)	(5,400)	27,300	(119.8%)		24,600	339.3%

Financial (in millions, except percentages)
Revenue	$1,901.4	$2,845.4	(33.2%)	0.7%	$8,390.5	1.9%	0.9%
Earnings (loss) from continuing operations	$315.6	$(985.6)	132.0%		$12,889.2	2,666.5%
Adjusted EBITDA	$758.5	$1,163.5	(34.8%)	1.0%	$3,273.2	(3.9%)	(0.4%)
P&E additions	$362.6	$629.9	(42.4%)		$1,683.8	(8.5%)
Adjusted EBITDA less P&E Additions	$395.9	$533.6	(25.8%)	6.6%	$1,589.4	1.5%	3.7%

Cash provided by operating activities	$563.2	$1,068.7	(47.3%)		$2,414.0	(6.0%)
Cash used by investing activities	$(297.1)	$(523.4)	43.2%		$(5,704.3)	(38.0%)
Cash provided (used) by financing activities	$(387.0)	$2,074.0	(118.7%)		$(734.3)	(302.2%)

Full Company Adjusted FCF	$304.3	$403.0	(24.5%)		$1,021.6	88.6%

Customer Growth

	Three months ended		Nine months ended
	September 30,		September 30,
	2021	2020	2021	2020

Organic customer net additions (losses) by market
UK(i)	—	37,600	41,700	58,900
Belgium	(2,300)	(3,100)	(13,100)	(13,500)
Switzerland	(1,600)	(6,300)	(1,100)	(39,100)
Ireland	(1,100)	(300)	(1,800)	1,200
Slovakia	(400)	(600)	(1,100)	(1,900)
Total	(5,400)	27,300	24,600	5,600
(i)Represents the organic customer net additions of the UK JV Entities through the June 1, 2021 closing of the UK JV Transaction.

Earnings (Loss) from Continuing Operations
•Earnings (loss) from continuing operations were $315.6 million and ($985.6 million) for the three months ended September 30, 2021 and 2020, respectively, and $12,889.2 million and ($502.2 million) for the nine months ended September 30, 2021 and 2020, respectively

Financial Highlights
The following tables present (i) revenue, Adjusted EBITDA(*) and Adjusted EBITDA less P&E Additions for each of our reportable segments, including the non-consolidated VMED O2 JV and VodafoneZiggo JV, for the comparative periods and (ii) the percentage change from period to period on both a reported and rebased basis.

	Three months ended		Increase/(decrease)		Nine months ended		Increase/(decrease)
	September 30,				September 30,
Revenue	2021	2020	Reported %	Rebased %	2021	2020	Reported %	Rebased %
	in millions, except % amounts

Continuing operations:
UK(i)	$—	$1,543.6	(100.0)	—	$2,736.4	$4,457.3	(38.6)	2.6
Belgium	755.4	746.6	1.2	0.4	2,302.9	2,147.2	7.3	0.9
Switzerland	830.2	315.0	163.6	—	2,497.4	930.9	168.3	0.3
Ireland	136.0	126.4	7.6	6.9	406.2	366.2	10.9	4.3
Central and Other	181.4	118.9	52.6	1.7	458.7	346.9	32.2	1.2
Intersegment eliminations	(1.6)	(5.1)	N.M.	N.M.	(11.1)	(14.8)	N.M.	N.M.
Total	$1,901.4	$2,845.4	(33.2)	0.7	$8,390.5	$8,233.7	1.9	0.9

VMED O2 JV(ii)	$3,614.0	$—	N.M.	N.M.	$4,822.5	$—	N.M.	N.M.
VodafoneZiggo JV(ii)	$1,206.1	$1,166.7	3.4	1.8	$3,638.4	$3,345.4	8.8	2.2
______________________
(i)Represents the revenue of the UK JV Entities through the June 1, 2021 closing of the UK JV Transaction.
(ii)Amounts reflect 100% of the 50:50 non-consolidated VMED O2 JV and VodafoneZiggo JV's revenue.

N.M. - Not Meaningful

	Three months ended		Increase/(decrease)		Nine months ended		Increase/(decrease)
	September 30,				September 30,
Adjusted EBITDA	2021	2020	Reported %	Rebased %	2021	2020	Reported %	Rebased %
	in millions, except % amounts

Continuing operations:
UK(i)	$—	$610.9	N.M.	—	$1,085.3	$1,819.6	(40.4)	(1.3)
Belgium	369.1	367.4	0.5	(0.4)	1,130.5	1,053.1	7.3	1.1
Switzerland	330.8	154.4	114.2	3.3	910.9	439.4	107.3	(2.3)
Ireland	59.1	49.9	18.4	17.6	160.7	143.2	12.2	5.6
Central and Other	1.5	(20.5)	107.3	(93.6)	(15.8)	(50.6)	68.8	(189.0)
Intersegment eliminations	(2.0)	1.4	N.M.	N.M.	1.6	1.4	N.M.	N.M.
Total	$758.5	$1,163.5	(34.8)	1.0	$3,273.2	$3,406.1	(3.9)	(0.4)

VMED O2 JV(ii)	$1,180.3	$—	N.M.	N.M.	$1,591.3	$—	N.M.	N.M.
VodafoneZiggo JV(ii)	$578.1	$559.1	3.4	2.4	$1,713.4	$1,593.4	7.5	1.0
______________________
(i)Represents the Adjusted EBITDA of the UK JV Entities through the June 1, 2021 closing of the UK JV Transaction.
(ii)Amounts reflect 100% of the 50:50 non-consolidated VMED O2 JV and VodafoneZiggo JV's Adjusted EBITDA.

N.M. - Not Meaningful

(*) Consolidated Adjusted EBITDA is a non-GAAP measure, which we believe is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to readily view operating trends from a consolidated view. Investors should view consolidated Adjusted EBITDA as a supplement to, and not a substitute for, earnings or loss from continuing operations and other U.S. GAAP measures of performance. For additional information on our Adjusted EBITDA measure, including a reconciliation from earnings (loss) from continuing operations, see the Glossary.

	Three months ended		Increase/(decrease)		Nine months ended		Increase/(decrease)
Adjusted EBITDA less P&E Additions	September 30,				September 30,
	2021	2020	Reported %	Rebased %	2021	2020	Reported %	Rebased %
	in millions, except % amounts

Continuing operations:
UK(i)	$—	$269.9	(100.0)	—	$527.9	$844.3	(37.5)	1.1
Belgium	235.8	244.2	(3.4)	(4.2)	706.0	678.0	4.1	(2.0)
Switzerland	195.9	96.4	103.2	13.1	497.8	257.6	93.2	3.0
Ireland	40.5	30.6	32.4	31.8	98.8	88.8	11.3	4.8
Central and Other	(74.3)	(108.9)	31.8	(12.9)	(242.7)	(303.8)	20.1	11.4
Intersegment eliminations	(2.0)	1.4	N.M.	N.M.	1.6	1.4	N.M.	N.M.
Total	$395.9	$533.6	(25.8)	6.6	$1,589.4	$1,566.3	1.5	3.7

VMED O2 JV (ii)	$507.8	$—	N.M.	N.M.	$692.5	$—	N.M.	N.M.
VodafoneZiggo JV(ii)	$383.5	$346.2	10.8	9.1	$1,008.4	$908.1	11.0	4.4
______________________
(i)Represents the Adjusted EBITDA less P&E Additions of the UK JV Entities through the June 1, 2021 closing of the UK JV Transaction.
(ii)Amounts reflect 100% of the 50:50 non-consolidated VMED O2 JV and VodafoneZiggo JV's Adjusted EBITDA less P&E Additions.

N.M. - Not Meaningful

Leverage and Liquidity
•Total principal amount of debt and finance leases: $15.2 billion for the Full Company
•Average debt tenor12: Over 7 years, with ~93% not due until 2027 or thereafter on a Full Company basis
•Borrowing costs: Blended, fully-swapped cost of debt was 3.5% for the Full Company
•Liquidity: $5.3 billion on a Full Company basis, including (i) $0.8 billion of cash at September 30, 2021, (ii) $2.9 billion of investments held under SMAs and (iii) $1.6 billion of aggregate unused borrowing capacity under our credit facilities

Forward-Looking Statements and Disclaimer
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to our strategies, future growth prospects and opportunities; expectations with respect to the integration and synergy plans at Virgin Media O2 and at Sunrise UPC, including the anticipated benefits thereof; expectations regarding network and product plans, including the full fibre overlay in the UK, the NetCo creation between Telenet and Fluvius in Belgium, the deployment of Plume pods by VodafoneZiggo and the FTTH overlay in Ireland, as well as the expected timing and benefits of each such endeavor; expectations regarding our and our businesses' financial performance, including Rebased Revenue, Rebased Adjusted EBITDA, Rebased Adjusted EBITDA less P&E Additions and Adjusted FCF; Virgin Media O2's and VodafoneZiggo's respective guidance regarding anticipated shareholder distributions of at least £300 million and €600 million, respectively; the agreement to sell UPC Poland and the expected timing, proceeds and benefits thereof; our Ventures strategy, including the expectations relating to the AtlasEdge joint venture; our commitments and aspirations with respect to ESG, including Net Zero, and DE&I matters; our share buyback program, including expected buybacks of $1.4 billion in 2021 and our commitment to repurchase 10% of our shares in each of 2022 and 2023; the strength of our balance sheet (including cash and liquidity position), tenor of our third-party debt, anticipated borrowing capacity; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include events that are outside of our control, such as the continued use by subscribers and potential subscribers of our and our affiliates’ services and their willingness to upgrade to our more advanced offerings; our and our affiliates’ ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to subscribers or to pass through increased costs to subscribers; the potential continued impact of the COVID-19 pandemic on us and our businesses; the effects of changes in laws or regulation; the effects of the UK's exit from the E.U.; general economic factors; our and our affiliates’ ability to obtain regulatory approval and satisfy regulatory conditions associated with acquisitions and dispositions; our and affiliates’ ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from acquired businesses; the availability of attractive programming for our and our affiliates’ video services and the costs associated with such programming; our and our affiliates’ ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies and affiliates to access cash of their respective subsidiaries; the impact of our operating companies' and affiliates’ future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers, vendors and contractors to timely deliver quality products, equipment, software, services and access; our and our affiliates’ ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions; and other factors detailed from time to time in our filings with the Securities and Exchange Commission, including our most recently filed Form 10-K/A and Forms 10-Q. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

About Liberty Global

Liberty Global (NASDAQ: LBTYA, LBTYB and LBTYK) is a world leader in converged broadband, video and mobile communications services. We deliver next-generation products through advanced fiber and 5G networks that connect over 85 million13 subscribers across Europe and the United Kingdom. Our businesses operate under some of the best-known consumer brands, including Virgin Media-O2 in the UK, VodafoneZiggo in The Netherlands, Telenet in Belgium, Sunrise UPC in Switzerland, Virgin Media in Ireland and UPC in Eastern Europe. Through our substantial scale and commitment to innovation, we are building Tomorrow’s Connections Today, investing in the infrastructure and platforms that empower our customers to make the most of the digital revolution, while deploying the advanced technologies that nations and economies need to thrive.

Our consolidated businesses generate annual revenue of more than $7 billion14, while our joint-ventures in the UK and the Netherlands generate combined annual revenue of more than $17 billion15.

Liberty Global Ventures, our global investment arm, has a portfolio of more than 50 companies across content, technology and infrastructure, including strategic stakes in companies like Plume, ITV, Lions Gate, Univision and the Formula E racing series.

Revenue figures above are provided based upon 2020 results and on a combined Virgin Media and O2 UK basis. For more information, please visit www.libertyglobal.com.

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Balance Sheets, Statements of Operations and Statements of Cash Flows
The condensed consolidated balance sheets, statements of operations and statements of cash flows of Liberty Global are in our 10-Q.

Rebase Information
Rebase growth percentages, which are non-GAAP measures, are presented as a basis for assessing growth rates on a comparable basis. For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2021, we have adjusted our historical revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions for the three and nine months ended September 30, 2020 to (i) include the pre-acquisition revenue, Adjusted EBITDA and P&E additions of entities acquired during 2020 in our rebased amounts for the three and nine months ended September 30, 2020 to the same extent that the revenue, Adjusted EBITDA and P&E additions of these entities are included in our results for the three and nine months ended September 30, 2021, (ii) exclude the revenue, Adjusted EBITDA and P&E additions in our rebased amounts for the three and nine months ended September 30, 2020 for entities disposed of during 2021 and 2020 to the same extent that the revenue, Adjusted EBITDA and P&E additions of these entities are excluded in our results for the three and nine months ended September 30, 2021, (iii) include revenue and costs for the temporary elements of transitional and other services provided to the VMED O2 JV, the VodafoneZiggo JV, Vodafone, Deutsche Telekom (the buyer of UPC Austria), Liberty Latin America and M7 Group (the buyer of UPC DTH), to reflect amounts related to these services in our results for the three and nine months ended September 30, 2020 equal to those included in our results for the three and nine months ended September 30, 2021 and (iv) reflect the translation of our rebased amounts for the three and nine months ended September 30, 2020 at the applicable average foreign currency exchange rates that were used to translate our results for the three and nine months ended September 30, 2021. We have reflected the revenue, Adjusted EBITDA and P&E additions of these acquired entities in our 2020 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (a) any significant differences between U.S. GAAP and local generally accepted accounting principles, (b) any significant effects of acquisition accounting adjustments, (c) any significant differences between our accounting policies and those of the acquired entities and (d) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate nonrecurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. In addition, the rebased growth percentages are not necessarily indicative of the revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions that will occur in the future. Investors should view rebased growth as a supplement to, and not a substitute for, U.S. GAAP measures of performance included in our condensed consolidated statements of operations.

The following table provides adjustments made to the 2020 amounts (i) in aggregate for our consolidated reportable segments and (ii) for the non-consolidated VodafoneZiggo JV to derive our rebased growth rates:

	Three months ended September 30, 2020			Nine months ended September 30, 2020
	Revenue	Adjusted EBITDA	Adjusted EBITDA less P&E Additions	Revenue	Adjusted EBITDA	Adjusted EBITDA less P&E Additions
	in millions

Consolidated Liberty Global:
Acquisitions and Dispositions(i)	$(1,068.0)	$(452.4)	$(177.6)	$(583.0)	$(368.2)	$(139.6)
Foreign Currency	110.0	40.2	15.5	660.9	250.0	106.7
Total increase	$(958.0)	$(412.2)	$(162.1)	$77.9	$(118.2)	$(32.9)

VodafoneZiggo JV(ii)
Foreign Currency	$17.8	$5.3	$5.4	$215.3	$102.7	$57.9
______________________

(i)In addition to our acquisitions and dispositions, these rebase adjustments also include amounts related to agreements to provide transitional and other services to the VMED O2 JV, the VodafoneZiggo JV, Vodafone, Liberty Latin America, Deutsche Telekom and M7 Group. These adjustments result in an equal amount of fees in both the 2021 and 2020 periods for those services that are deemed to be temporary in nature.
(ii)Amounts reflect 100% of the adjustments made related to the VodafoneZiggo JV's revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions, respectively, which we do not consolidate, as we hold a 50% noncontrolling interest.

Liquidity
The following table details the U.S. dollar equivalent balances of our liquidity position(i) at September 30, 2021, which includes our (i) cash and cash equivalents, (ii) investments held under SMAs and (iii) unused borrowing capacity at September 30, 2021:

	Cash		Unused
	and Cash		Borrowing	Total
	Equivalents	SMAs(ii)	Capacity(iii)	Liquidity
	in millions

Liberty Global and unrestricted subsidiaries	$495.6	$2,942.6	$—	$3,438.2
UPC Holding	40.8	—	828.6	869.4
Telenet	224.8	—	642.1	866.9
VM Ireland	5.0	—	115.7	120.7
Total	$766.2	$2,942.6	$1,586.4	$5,295.2
______________________

(i)Except as otherwise indicated, the amounts reported in the table include the named entity and its subsidiaries.
(ii)Represents investments held under SMAs which are maintained by investment managers acting as agents on our behalf.
(iii)Our aggregate unused borrowing capacity of $1.6 billion represents maximum undrawn commitments under the applicable facilities without regard to covenant compliance calculations or other conditions precedent to borrowing.

Summary of Debt & Finance Lease Obligations
The following table(i) details the September 30, 2021 U.S. dollar equivalent balances of the (i) outstanding principal amount of our debt and finance lease obligations, (ii) expected principal related derivative cash payments or receipts and (iii) swapped principal amount of our debt and finance lease obligations:

		Finance	Debt & Finance	Principal Related	Swapped Debt
		Lease	Lease	Derivative	& Finance Lease
	Debt(ii)	Obligations	Obligations	Cash Payments	Obligations
	in millions

UPC Holding(iii)	$7,704.5	$19.1	$7,723.6	$(68.2)	$7,655.4
Telenet	5,773.4	440.0	6,213.4	88.6	6,302.0
VM Ireland	1,041.3	—	1,041.3	—	1,041.3
Other	169.1	40.3	209.4	—	209.4
Total	$14,688.3	$499.4	$15,187.7	$20.4	$15,208.1
______________________

(i)Except as otherwise indicated, the amounts reported in the table include the named entity and its subsidiaries.
(ii)Debt amounts for UPC Holding include notes issued by special purpose entities that are consolidated by UPC Holding.
(iii)Amounts are presented on a Full Company basis.

Property and Equipment Additions and Capital Expenditures
The table below highlights the categories of property and equipment additions of our continuing operations for the indicated periods and reconciles those additions to the capital expenditures of our continuing operations that are presented in the condensed consolidated statements of cash flows in our 10-Q.

	Three months ended		Nine months ended
	September 30,		September 30,
	2021	2020	2021	2020
	in millions, except % amounts

Customer premises equipment	$48.4	$130.4	$320.3	$371.4
New build & upgrade	32.8	133.9	269.5	421.3
Capacity	49.6	65.4	192.9	186.5
Baseline	108.2	159.4	469.9	418.0
Product & enablers	123.6	140.8	431.2	442.6
Total P&E additions	362.6	629.9	1,683.8	1,839.8
Reconciliation of P&E additions to capital expenditures:
Assets acquired under capital-related vendor financing arrangements(i)	(52.7)	(322.7)	(599.6)	(1,011.7)
Assets acquired under capital leases	(8.3)	(13.7)	(27.8)	(30.9)
Changes in current liabilities related to capital expenditures	(29.6)	2.4	58.0	122.7
Total capital expenditures, net(ii)	$272.0	$295.9	$1,114.4	$919.9

P&E additions as % of revenue	19.1%	22.1%	20.1%	22.3%
______________________

(i)Amounts exclude related VAT of $1.9 million and $53.9 million for the three months ended September 30, 2021 and 2020, respectively, and $75.9 million and $172.5 million for the nine months ended September 30, 2021 and 2020, respectively, that were also financed under these arrangements.
(ii)The capital expenditures that we report in our condensed consolidated statements of cash flows do not include amounts that are financed under vendor financing or finance lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered, and as repayments of debt when the related principal is repaid.

ARPU per Fixed Customer Relationship
The following table provides ARPU per fixed customer relationship and percentage change from period to period on both a reported and rebased basis for the indicated periods:

	ARPU per Fixed Customer Relationship
	Three months ended September 30,		Increase/(decrease)
	2021	2020	Reported %	Rebased %

Liberty Global	$68.89	$67.97	1.4%	—%
Ireland	€60.59	€60.59	—%	—%
Belgium (Telenet)	€58.60	€58.18	0.7%	0.7%
UPC Holding	€57.72	€57.09	1.1%	(0.9%)

Mobile ARPU
The following tables provide ARPU per mobile subscriber and percentage change from period to period on both a reported and rebased basis for the indicated periods:

	ARPU per Mobile Subscriber
	Three months ended September 30,		Increase/(decrease)
	2021	2020	Reported %	Rebased %
Liberty Global:
Including interconnect revenue	$29.19	$18.24	60.0%	(0.9%)
Excluding interconnect revenue	$26.01	$15.08	72.5%	(1.9%)

	Operating Data — September 30, 2021
				Video
	Homes Passed	Fixed-Line Customer Relationships	Internet Subscribers(i)	Basic Video Subscribers(ii)	Enhanced Video Subscribers	Total Video	Telephony Subscribers(iii)	Total RGUs	Total Mobile Subscribers(iv)

Continuing operations:
Belgium	3,395,300	2,035,000	1,719,600	79,400	1,694,600	1,774,000	1,122,400	4,616,000	2,952,700
Switzerland(v)	2,478,200	1,477,000	1,157,800	320,800	918,100	1,238,900	1,014,900	3,411,600	2,590,900
Ireland	952,000	433,400	388,200	—	310,400	310,400	282,800	981,400	126,700
Slovakia	631,400	189,500	146,400	32,300	137,100	169,400	89,000	404,800	—
Total continuing operations	7,456,900	4,134,900	3,412,000	432,500	3,060,200	3,492,700	2,509,100	9,413,800	5,670,300

Discontinued operations:
Poland	3,684,300	1,548,500	1,325,600	288,000	1,084,900	1,372,900	608,700	3,307,200	116,100

VodafoneZiggo JV(vi)	7,320,700	3,762,900	3,337,300	531,700	3,223,000	3,754,700	2,124,600	9,216,600	5,327,700
VMED O2 JV(vi)	15,546,300	5,715,600	5,536,400					13,331,600	31,864,600

	Subscriber Variance Table — September 30, 2021 vs. June 30, 2021
				Video
	Homes Passed	Fixed-Line Customer Relationships	Internet Subscribers(ii)	Basic Video Subscribers(i)	Enhanced Video Subscribers	Total Video	Telephony Subscribers(iii)	Total RGUs	Total Mobile Subscribers(iv)

Organic Change Summary:
Continuing operations:
Belgium	6,400	(2,300)	7,500	(10,900)	(1,000)	(11,900)	(19,300)	(23,700)	(13,700)
Switzerland(v)	8,300	(1,600)	4,800	(5,800)	4,400	(1,400)	3,500	6,900	66,100
Ireland	2,300	(1,100)	900	—	(8,300)	(8,300)	(5,500)	(12,900)	3,000
Slovakia	1,700	(400)	600	100	100	200	400	1,200	—
Total continuing operations	18,700	(5,400)	13,800	(16,600)	(4,800)	(21,400)	(20,900)	(28,500)	55,400

Discontinued operations:
Poland	14,900	13,100	16,500	14,800	3,100	17,900	(10,200)	24,200	10,700

Q3 2021 Liberty Global Adjustments:
Belgium	—	—	—	—	—	—	—	—	9,500
Total adjustments	—	—	—	—	—	—	—	—	9,500

VodafoneZiggo JV(vi)	8,800	(22,000)	(10,400)	7,200	(30,100)	(22,900)	(52,400)	(85,700)	57,700
VMED O2 JV(vi)	69,900	38,500	42,300					50,500	506,500

Footnotes for Operating Data and Subscriber Variance Tables

(i)In Switzerland, we offer a 10 Mbps internet service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Internet Subscribers in Switzerland include 48,100 subscribers who have requested and received this service.
(ii)We have approximately 31,600 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of video service, with only a few channels.
(iii)In Switzerland, we offer a basic phone service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Telephony Subscribers in Switzerland include 213,700 subscribers who have requested and received this service.
(iv)In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts. As of September 30, 2021, our mobile subscriber count included 487,500 and 336,300 prepaid mobile subscribers in Switzerland and Belgium, respectively.
(v)Pursuant to service agreements, Switzerland offers broadband internet, video and telephony services over networks owned by third-party operators (“partner networks”). A partner network RGU is only recognized if there is a direct billing relationship with the customer. At September 30, 2021, Switzerland’s partner networks accounted for 113,000 Fixed-Line Customer Relationships, 291,000 RGUs, which include 106,500 Internet Subscribers, 102,100 Video Subscribers and 82,400 Telephony Subscribers. Subscribers to our enhanced video services provided over partner networks largely receive basic video services from the partner networks as opposed to our operations. Due to the fact that we do not own these partner networks, we do not include the 466,000 homes passed by Switzerland’s partner networks at September 30, 2021. In addition, with the completion of the acquisition of Sunrise, we now service homes through Sunrise's existing agreements with Swisscom, Swiss Fibre Net and local utilities, which are not included in Switzerland's homes passed count. Including these arrangements, our operations in Switzerland have the ability to offer fixed services to a national footprint.
(vi)Prepaid mobile customers are excluded from the VodafoneZiggo JV's and VMED O2 JV's mobile telephony subscriber counts after a period of inactivity of nine months and three months, respectively. In addition, the mobile subscriber count for the VMED O2 JV includes IoT connections, which are Machine-to-Machine contract mobile connections including Smart Metering contract connections.

Additional General Notes to Tables:

Most of our broadband communications subsidiaries provide telephony, broadband internet, data, video or other B2B services. Certain of our B2B revenue is derived from SOHO subscribers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” To the extent our existing customers upgrade from a residential product offering to a SOHO product offering, the number of SOHO RGUs or SOHO customers will increase, but there is no impact to our total RGU or customer counts. With the exception of our B2B SOHO subscribers and mobile subscribers at medium and large enterprises, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

In Belgium, Telenet leases a portion of its network under a long-term finance lease arrangement. These tables include operating statistics for Telenet's owned and leased networks.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.

Footnotes
1Represents aggregate consolidated and 50% owned non-consolidated broadband and postpaid mobile subscribers in accordance with Liberty Global definitions.
2The term "Full Company" includes certain amounts that are presented as discontinued operations on our September 30, 2021 condensed consolidated balance sheet. For purposes of presenting certain debt and liquidity metrics consistent with how we calculate our leverage ratios under our debt agreements, we have included these debt and finance lease obligations in our Full Company metrics. We also present Full Company Adjusted Free Cash Flow, consistent with the basis for our full year 2021 Adjusted Free Cash Flow guidance.
3Convenience translation based on the August 31, 2021 USD/PLN spot rate of .2611.
4The Adjusted EBITDA sale price multiple calculation is based on the estimated 2021 Adjusted EBITDA of UPC Poland of PLN 782 million including PLN 42 million of estimated operating-related expenses for services that will continue to be provided by Liberty Global to Play as part of the transitional services agreement and excluding PLN 76 million of estimated capital-related transitional service charges to be provided by Liberty Global to Play, which we expect to be reported in the Adjusted EBITDA of Play following completion of the transaction.
5For the purpose of the Adjusted EBITDA less P&E Additions sale price multiple calculation, UPC Poland’s estimated 2021 Adjusted EBITDA less P&E Additions has been decreased by PLN 76 million of estimated capital related transitional service charges, which we expect to be reported in Adjusted EBITDA of Play following completion of the transaction.
6Value reflects certain fair value adjustments and exclusions vs the $22.1 billion of investments included in our 10-Q, predominantly excluding VMED O2, VodafoneZiggo and SMAs, making certain fair value adjustments to equity method investments and reflecting latest trading for public securities as per October 22, 2021.
7Liquidity refers to cash and cash equivalents and investments held under separately managed accounts plus the maximum undrawn commitments under subsidiary borrowing facilities, without regard to covenant compliance calculations or other conditions precedent to borrowing.
8The indicated growth rates are rebased for acquisitions, dispositions, FX and other items that impact the comparability of our year-over-year results. Please see Rebase Information for information on rebased growth.
9Costs to capture generally include incremental, third-party operating and capital related costs that are directly associated with integration activities, restructuring activities, and certain other costs associated with aligning an acquiree to our business processes to derive synergies. These costs are necessary to combine the operations of a business being acquired (or joint venture being formed) with ours or are incidental to the acquisition. As a result, costs to capture may include certain (i) operating costs that are included in Adjusted EBITDA, (ii) capital related costs that are included in property and equipment additions and Adjusted EBITDA less P&E Additions and (iii) certain integration related restructuring expenses that are not included within Adjusted EBITDA or Adjusted EBITDA less P&E Additions. Given the achievement of synergies occurs over time, certain of our costs to capture are recurring by nature, and generally incurred within a few years of completing the transaction.
10This release includes the actual US GAAP results for the VMED O2 JV for the three and nine months ended September 30, 2021. The commentary and YoY growth rates presented in this release are shown on an FX neutral basis comparing the actual US GAAP results for Q3 2021 to the pro forma US GAAP results for Q3 2020 as if the VMED O2 JV was created on January 1, 2020. For more information regarding Virgin Media O2 including full IFRS disclosures, please visit their investor relations page to access the VMED O2 JV's Q3 earnings release.
11Our aggregate unused borrowing capacity of $1.6 billion represents the maximum undrawn commitments under the applicable facilities without regard to covenant compliance calculations or other conditions precedent to borrowing. Upon completion of the relevant September 30, 2021 compliance reporting requirements for our credit facilities, and assuming no further changes from quarter-end borrowing levels, we anticipate that €716.2 million ($828.6 million) of borrowing capacity will be available under the UPC Holding Bank Facility, the full €555.0 million ($642.1 million) of borrowing capacity will be available under the Telenet Credit Facility and the full €100.0 million ($115.7 million) of borrowing capacity will be available under the VM Ireland Credit Facility, with €81.6 million ($94.4 million) available to upstream. Our above expectations do not consider any actual or potential changes to our borrowing levels or any amounts loaned or distributed subsequent to September 30, 2021.
12For purposes of calculating our average tenor, total third-party debt excludes vendor financing.
13Represents aggregate consolidated and 50% owned non-consolidated fixed and mobile subscribers in accordance with Liberty Global definitions, plus the wholesale mobile subscribers of the VMED O2 JV.
14Based off 2020 as reported Liberty Global consolidated revenue as adjusted to (i) exclude the revenue of the UK for the full year and (ii) include the estimated full year revenue of Sunrise.
15Based off 100% of the as reported 2020 NL JV revenue and estimated full year 2020 VMED O2 JV revenue.
16Our debt and net debt ratios are prepared on a Full Company basis, which includes our continuing and discontinued operations, and are defined as total debt and net debt, respectively, divided by reported net earnings for the last twelve months (reported LTM net earnings) and Adjusted EBITDA for the last twelve months (LTM Adjusted EBITDA). Debt and net debt to LTM Adjusted EBITDA are non-GAAP metrics. Net debt is defined as total debt less cash and cash equivalents and investments under separately managed accounts. Consistent with how we calculate our leverage ratios under our debt agreements, these ratios are presented on an adjusted basis, as described below. For purposes of these calculations, debt is measured using swapped foreign currency rates, consistent with the covenant calculation requirements of our subsidiary debt agreements. We have not presented leverage ratios on a continuing operations basis as we believe that such presentation would overstate our leverage and would not be representative of the actual leverage ratios that we will report once we complete the disposal of our discontinued operations. For additional information, see note 4 to the condensed consolidated financial statements included in our 10-Q. The following table details the calculation of our debt and net debt to reported LTM net earnings and LTM Adjusted EBITDA ratios as of and for the twelve months ended September 30, 2021 (in millions, except ratios):

Reconciliation of reported LTM net earnings to adjusted LTM earnings:
Reported LTM net earnings	$11,926.5
Transaction related adjustments(i)	(549.7)
Adjusted LTM earnings	$11,376.8

Reconciliation of adjusted LTM earnings to LTM Adjusted EBITDA:
Adjusted LTM earnings	$11,376.8
Income tax expense	380.4
Other expense, net	177.3
Gain on Atlas Edge JV Transactions	(213.7)
Gain on UK JV Transaction	(10,790.7)
Share of results of affiliates, net	181.8
Losses on debt extinguishment, net	90.6
Realized and unrealized gains due to changes in fair values of certain investments and debt, net	(818.0)
Foreign currency transaction losses, net	491.2
Realized and unrealized gains on derivative instruments, net	(300.6)
Interest expense	606.8
Operating income	1,181.9
Impairment, restructuring and other operating items, net	(71.4)
Depreciation and amortization	1,724.2
Share-based compensation expense	273.4
LTM Adjusted EBITDA	$3,108.1

Debt to reported LTM net earnings and LTM Adjusted EBITDA:
Debt and finance lease obligations before deferred financing costs, discounts and premiums	$15,187.7
Principal related projected derivative cash payments	20.4
Adjusted debt and finance lease obligations before deferred financing costs, discounts and premiums	$15,208.1

Reported LTM net earnings	$11,926.5
Debt to reported LTM net earnings ratio	1.3

LTM Adjusted EBITDA	$3,108.1
Debt to LTM Adjusted EBITDA ratio	4.9

Net Debt to reported LTM net earnings and LTM Adjusted EBITDA:
Adjusted debt and finance lease obligations before deferred financing costs, discounts and premiums	$15,208.1
Cash and cash equivalents and investments held under separately managed accounts	(3,708.8)
Adjusted net debt and finance lease obligations before deferred financing costs, discounts and premiums	$11,499.3

Reported LTM net earnings	$11,926.5
Net debt to reported LTM net earnings ratio	1.0

LTM Adjusted EBITDA	$3,108.1
Net debt to LTM Adjusted EBITDA ratio	3.7
______________________

(i)Consistent with how we calculate our leverage ratios under our debt agreements, we have adjusted our debt and net debt to LTM Adjusted EBITDA ratios to (i) exclude the Adjusted EBITDA of the UK JV Entities as a result of the formation of the VMED O2 JV, (ii) include the pro forma pre-acquisition Adjusted EBITDA of Sunrise and (iii) exclude the Adjusted EBITDA of certain entities as a result of the formation of the Atlas Edge JV.

Glossary
10-Q or 10-K: As used herein, the terms 10-Q and 10-K refer to our most recent quarterly or annual report as filed with the Securities and Exchange Commission on Form 10-Q or Form 10-K, as applicable.

Adjusted EBITDA: Adjusted EBITDA is the primary measure used by our chief operating decision maker to evaluate segment operating performance and is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, Adjusted EBITDA is defined as earnings (loss) from continuing operations before net income tax benefit (expense), other non-operating income or expenses, net share of results of affiliates, net gains (losses) on debt extinguishment, net realized and unrealized gains (losses) due to changes in fair value of certain investments and debt, net foreign currency transaction gains (losses), net gains (losses) on derivative instruments, net interest expense, depreciation and amortization, share-based compensation, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (a) gains and losses on the disposition of long-lived assets, (b) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (c) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe Adjusted EBITDA is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (1) readily view operating trends, (2) perform analytical comparisons and benchmarking between segments and (3) identify strategies to improve operating performance in the different countries in which we operate. We believe our consolidated Adjusted EBITDA measure, which is a non-GAAP measure, is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Consolidated Adjusted EBITDA should be viewed as a measure of operating performance that is a supplement to, and not a substitute for U.S. GAAP measures of income included in our condensed consolidated statements of operations.

Adjusted EBITDA less P&E Additions: As used herein, Adjusted EBITDA less P&E Additions (previously referred to as Operating Free Cash Flow or "OFCF"), which is a non-GAAP measure, represents Adjusted EBITDA less property and equipment additions. Adjusted EBITDA less P&E Additions is an additional metric that we use to measure the performance of our operations after considering the level of property and equipment additions incurred during the period.

Property and equipment additions (P&E additions): Includes capital expenditures on an accrual basis, amounts financed under vendor financing or finance lease arrangements and other non-cash additions. A reconciliation of earnings (loss) from continuing operations to Adjusted EBITDA and Adjusted EBITDA less P&E Additions is presented in the following table:

	Three months ended		Nine months ended
	September 30,		September 30,
	2021	2020	2021	2020
	in millions

Earnings (loss) from continuing operations	$315.6	$(985.6)	$12,889.2	$(502.2)
Income tax expense (benefit)	2.2	(165.5)	444.2	(252.2)
Other income, net	(8.2)	(5.4)	(25.6)	(67.4)
Gain on Atlas Edge JV Transactions	(213.7)	—	(213.7)	—
(Gain) adjustment to gain on UK JV Transaction	347.3	—	(10,790.7)	—
Share of results of affiliates, net	29.2	27.1	35.6	99.1
Losses on debt extinguishment, net	—	0.3	90.6	220.4
Realized and unrealized losses (gains) due to changes in fair values of certain investments and debt, net	109.4	21.5	(373.3)	399.0
Foreign currency transaction losses (gains), net	(422.4)	754.6	(857.6)	836.3
Realized and unrealized losses (gains) gains on derivative instruments, net	(199.3)	717.5	(707.4)	(200.4)
Interest expense	140.9	279.3	748.1	873.5
Operating income	101.0	643.8	1,239.4	1,406.1
Impairment, restructuring and other operating items, net	17.2	(16.7)	68.4	46.5
Depreciation and amortization	582.3	432.0	1,744.8	1,710.1
Share-based compensation expense	58.0	104.4	220.6	243.4
Adjusted EBITDA	758.5	1,163.5	3,273.2	3,406.1
Property and equipment additions	(362.6)	(629.9)	(1,683.8)	(1,839.8)
Adjusted EBITDA less P&E Additions	$395.9	$533.6	$1,589.4	$1,566.3

Adjusted Free Cash Flow (FCF): We define Adjusted Free Cash Flow as net cash provided by our operating activities, plus (i) cash payments or receipts for third-party costs directly associated with successful and unsuccessful acquisitions and dispositions and (ii) expenses financed by an intermediary, less (a) capital expenditures, as reported in our condensed consolidated statements of cash flows, (b) principal payments on amounts financed by vendors and intermediaries and (c) principal payments on finance leases (exclusive of the portions of the network lease in Belgium that we assumed in connection with certain acquisitions). We believe that our presentation of Adjusted Free Cash Flow, which is a non-GAAP measure, provides useful information to our investors because this measure can be used to gauge our ability to service debt and fund new investment opportunities. Adjusted Free Cash Flow should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, which are not deducted to arrive at this amount. Investors should view Adjusted Free Cash Flow as a supplement to, and not a substitute for, U.S. GAAP measures of liquidity included in our condensed consolidated statements of cash flows. Consistent with the basis for our full year 2021 Adjusted Free Cash Flow guidance, the following table provides a reconciliation of our Full Company net cash provided by operating activities to Full Company Adjusted Free Cash Flow for the indicated periods.

	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
	in millions

Net cash provided by operating activities	$612.6	$1,100.4	$2,557.7	$2,692.3
Cash payments for direct acquisition and disposition costs	8.1	5.5	54.6	15.9
Expenses financed by an intermediary(i)	187.2	731.1	1,670.6	2,005.6
Capital expenditures, net	(284.1)	(310.9)	(1,153.0)	(960.5)
Principal payments on amounts financed by vendors and intermediaries	(203.5)	(1,108.7)	(2,060.3)	(3,162.7)
Principal payments on certain finance leases	(16.0)	(14.4)	(48.0)	(48.9)
Adjusted FCF	$304.3	$403.0	$1,021.6	$541.7
_______________

(i)For purposes of our condensed consolidated statements of cash flows, operating expenses financed by an intermediary are treated as hypothetical operating cash outflows and hypothetical financing cash inflows when the expenses are incurred. When we pay the financing intermediary, we record financing cash outflows in our condensed consolidated statements of cash flows. For purposes of our Adjusted Free Cash Flow definition, we add back the hypothetical operating cash outflow when these financed expenses are incurred as our actual net cash available at that time is not affected and subsequently deduct from our Adjusted Free Cash Flow metric the related financing cash outflows when we actually pay the financing intermediary, reflecting the actual reduction to our cash available to service debt or fund new investments.

ARPU: Average Revenue Per Unit is the average monthly subscription revenue per average fixed customer relationship or mobile subscriber, as applicable. ARPU per average fixed-line customer relationship is calculated by dividing the average monthly subscription revenue from residential fixed and SOHO services by the average number of fixed-line customer relationships for the period. ARPU per average mobile subscriber is calculated by dividing residential mobile and SOHO revenue for the indicated period by the average number of mobile subscribers for the period. Unless otherwise indicated, ARPU per fixed customer relationship or mobile subscriber is not adjusted for currency impacts. ARPU per RGU refers to average monthly revenue per average RGU, which is calculated by dividing the average monthly subscription revenue from residential and SOHO services for the indicated period, by the average number of the applicable RGUs for the period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average fixed customer relationship or mobile subscriber, as applicable. Fixed-line customer relationships, mobile subscribers and RGUs of entities acquired during the period are normalized. In addition, for purposes of calculating the percentage change in ARPU on a rebased basis, which is a non-GAAP measure, we adjust the prior-year subscription revenue, fixed-line customer relationships, mobile subscribers and RGUs, as applicable, to reflect acquisitions, dispositions and FX on a comparable basis with the current year, consistent with how we calculate our rebased growth for revenue and Adjusted EBITDA, as further described in the body of this release.
ARPU per Mobile Subscriber: Our ARPU per mobile subscriber calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscriber and is calculated by dividing the average monthly mobile subscription revenue (excluding handset sales and late fees) for the indicated period, by the average of the opening and closing balances of mobile subscribers in service for the period. Our ARPU per mobile subscriber calculation that includes interconnect revenue increases the numerator in the above-described calculation by the amount of mobile interconnect revenue during the period.

Basic Video Subscriber: A home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network or through a partner network either via an analog video signal or via a digital video signal without subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Encryption-enabling technology includes smart cards, or other integrated or virtual technologies that we use to provide our enhanced service offerings. We count RGUs on a unique premises basis. In other words, a subscriber with multiple outlets in one premises is counted as one RGU and a subscriber with two homes and a subscription to our video service at each home is counted as two RGUs.

Blended fully-swapped debt borrowing cost: The weighted average interest rate on our aggregate variable- and fixed-rate indebtedness (excluding finance leases and including vendor financing obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.

B2B: Business-to-Business.

Customer Churn: The rate at which customers relinquish their subscriptions. The annual rolling average basis is calculated by dividing the number of disconnects during the preceding 12 months by the average number of customer relationships. For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from us and is required to return our equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection, is not considered to be disconnected for purposes of our churn calculations. Customers who move within our footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation.

Enhanced Video Subscriber: A home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network or through a partner network via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Enhanced Video Subscribers are counted on a unique premises basis. For example, a subscriber with one or more set-top boxes that receives our video service in one premises is generally counted as just one subscriber. An Enhanced Video Subscriber is not counted as a Basic Video Subscriber. As we migrate customers from basic to enhanced video services, we report a decrease in our Basic Video Subscribers equal to the increase in our Enhanced Video Subscribers.

Fixed-Line Customer Relationships: The number of customers who receive at least one of our internet, video or telephony services that we count as RGUs, without regard to which or to how many services they subscribe. Fixed-Line Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Fixed-Line Customer Relationships. We exclude mobile-only customers from Fixed-Line Customer Relationships.

Fixed-Mobile Convergence (FMC): Fixed-mobile convergence penetration represents the number of customers who subscribe to both a fixed broadband internet service and postpaid mobile telephony service, divided by the total number of customers who subscribe to our fixed broadband internet service.

Homes Passed: Homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant. Certain of our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results.

Internet Subscriber: A home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network.

Lightning premises: Includes homes, residential multiple dwelling units and commercial premises that potentially could subscribe to our residential or SOHO services, which have been connected to the VMED O2 JV networks in the UK as a part of the Project Lightning network extension program. Project Lightning infill build relates to construction in areas adjacent to our existing network.

Mobile Subscriber Count: For residential and business subscribers, the number of active SIM cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country. In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts.

MVNO: Mobile Virtual Network Operator.

RGU: A Revenue Generating Unit is separately a Basic Video Subscriber, Enhanced Video Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our Switzerland market subscribed to our enhanced video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Basic Video, Enhanced Video, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled video, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers or free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.

SIM: Subscriber Identification Module.

SOHO: Small or Home Office Subscribers.

Telephony Subscriber: A home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers.

U.S. GAAP: Accounting principles generally accepted in the United States.

YoY: Year-over-year.